Ex 2
AMENDED
CERTIFICATE OF DESIGNATIONS OF SERIES A JUNIOR
PARTICIPATING CUMULATIVE PREFERRED STOCK
$1.00 Par Value
of
AMERON, INC.
Pursuant to Section 151 of the General Corporation
Law of the State of Delaware
          We, Lawrence R. Tollenaere, President, and Javier Solis, Corporate Counsel and Secretary, of Ameron, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:
          That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the said Corporation, the said Board of Directors on February 25, 1991 adopted the following resolution amending the certificate of designations for a series of one hundred thousand (100,000) shares of Preferred Stock designated as Series A Junior Participating Cumulative Preferred Stock, $1.00 Par Value, prior to the issuance of any shares thereof:
          RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, as amended, the Certificate of Designations of Series A Junior Participating Cumulative Preferred Stock of the Corporation be, and it hereby is, amended to read in its entirety as follows:
          Section 1. Designation and Amount. The shares of such series shall be designated as Series A Junior Participating Cumulative Preferred Stock, $1.00 Par Value (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 100,000.
          Section 2. Dividends and Distributions.
          (A) The holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock and of any other junior stock which may be outstanding, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the tenth day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $2.50 per share ($10.00 per annum), or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, par value $2.50 per share, of the Corporation (the “Common Stock”) or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time after the Distribution Date (as defined in the Corporation’s Second Amended and Restated Rights Agreement dated as of March 1, 1991 with First Interstate Bank of California, as Rights Agent (the “Rights Plan”)) declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which a share of Series A Preferred Stock was entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
          (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $2.50 per share ($10.00 per annum) on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
          (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall cumulate but shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
          Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:
          (A) Each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes (and each one one-hundredth of a share of Series A Preferred Stock shall entitle the holder thereof to one vote) on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Distribution Date declare or pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes to which a share of Series A

Preferred Stock was entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
          (B) Except as otherwise provided in the Certificate of Incorporation, as amended, or herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
          (C) in addition, the holders of shares of Series A Preferred Stock shall have the following special voting rights:
If and whenever accrued dividends on Series A Preferred Stock shall not have been paid or declared and a sum sufficient for the payment thereof set aside, in an amount equivalent to six (6) quarterly dividends on all shares of Series A Preferred Stock at the time outstanding, then and in each such event the holders of Series A Preferred Stock and each other series of preferred stock now or hereafter issued which shall be accorded such class voting right by the Board of Directors and which shall have the right to elect two (2) directors as the result of a prior or subsequent default in payment of dividends on such series (each such other series being hereinafter called “Other Series of Preferred Stock”), voting separately as a class without regard to series, shall be entitled to elect two (2) directors, in addition to the directors to be elected by the holders of all shares of this Corporation entitled to vote for the election of directors, and the holders of all shares (including the Series A Preferred Stock) otherwise entitled to vote for directors, voting separately as a class, shall be entitled to elect the remaining members of the Board of Directors. Such special voting right of the holders of Series A Preferred Stock may be exercised until all dividends in default on the Series A Preferred Stock shall have been paid in full or declared and funds sufficient therefor set aside, and when so paid or provided for such special voting right of the holders of Series A Preferred

Stock shall cease, but subject always to the same provisions for the vesting of such special voting rights in the case of any such future dividend default or defaults. At any time after such special voting rights shall have so vested in the holders of Series A Preferred Stock, the Secretary of the Corporation may, and upon the written request of the holders of record of ten percent (10%) or more in number of shares of Series A Preferred Stock and each Other Series of Preferred Stock then outstanding addressed to him at the principal executive office of the Corporation shall, call a special meeting of the holders of Preferred Stock so entitled to vote, for the election of the directors to be elected by them as herein provided, to be held within sixty (60) days after such call and at the place and upon the notice provided by law and in the bylaws for the holding of meetings of shareholders; provided, however, that the Secretary shall not be required to call such special meeting in the case of any such request received less than ninety (90) days before the date fixed for any annual meeting of shareholders, and if in such case such special meeting is not called, the holders of Preferred Stock so entitled to vote shall be entitled to exercise the special voting rights provided in this paragraph at such annual meeting. If any such special meeting required to be called as above provided shall not be called by the Secretary within thirty (30) days after receipt of any such request, then the holders of record of ten percent (10%) or more in number of shares of Series A Preferred Stock and each Other Series of Preferred Stock then outstanding may designate in writing one of their number to call such meeting, and the person so designated may, at the expense of the Corporation, call such meeting to be held at the place and upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. No such special meeting and no adjournment thereof shall be held on a date later than sixty (60) days before the annual meeting of the shareholders or a special meeting held in place thereof next succeeding the time when the holders of Series A Preferred Stock become entitled to elect directors as above provided. If, at any meeting so called or at any annual meeting held while the holders of shares of Series A Preferred Stock have the special voting rights provided for in this paragraph, the holders of not less than forty percent (40%) of the then outstanding shares of Series A Preferred Stock and each Other Series of Preferred Stock are present in person or by proxy, which percentage shall be sufficient to constitute a quorum for the election of additional directors as herein provided, the then authorized number of directors of the Corporation shall be increased by two (2), as of the time of such special meeting or the time of the first such annual meeting held while such holders have said special voting rights and such quorum is present, and the holders of the Series A Preferred Stock and each other Series of Preferred Stock, voting as a class, shall be entitled to elect the additional directors so provided for. If the directors of the Corporation are then divided into classes under provisions of the Certificate of Incorporation or the bylaws, the two (2) additional directors shall be members of those respective classes of directors in which a vacancy is created as a result of such increase in the authorized number of directors. Upon the election at such meeting by the holders of the shares of Series A Preferred Stock and each Other Series of Preferred Stock, voting as a class of the two (2) directors they are entitled so to elect, the persons so elected, together with such persons as may be or may have been elected as directors by the holders of all shares (including Series A Preferred Stock) otherwise entitled to vote for directors, shall constitute the duly elected directors of this Corporation. The additional directors so elected by holders of Series A Preferred Stock and each Other Series of Preferred Stock, voting as a class, shall serve until the next annual meeting or until their respective successors shall be elected and qualified, or if any such director is a member of a class of directors under provisions dividing the directors into classes as aforesaid each such director shall serve until the annual meeting at which the term of office of his class shall expire or until his successor shall be elected and shall qualify, and at each subsequent meeting of shareholders at which the directorship of any director elected by the vote of holders of Series A Preferred Stock and each Other Series of Preferred Stock under the special voting rights set forth in this paragraph is up for election said special voting rights shall apply in the re-election of such director or in the election of his successor; provided, however, that whenever the holders of Series A Preferred Stock and each Other Series of Preferred Stock shall be divested of the special rights to elect two (2) directors as above provided, the terms of office of all persons elected as directors by the holders of Series A Preferred Stock and each Other Series of Preferred Stock, voting as a class, or elected to fill any vacancies resulting from the death, resignation, or removal of directors so elected by the holders of Series A Preferred Stock and each Other Series of Preferred Stock, shall forthwith terminate and the authorized number of directors shall be reduced accordingly. If, at any time after a special meeting of shareholders or an annual meeting of shareholders at which the holders of Series A Preferred Stock and each Other Series of Preferred Stock have elected additional directors as provided above, and while the holders of Series A Preferred Stock and each Other Series of Preferred Stock shall be entitled to elect two (2) directors, the number of directors who have been elected by the holders of Series A Preferred Stock and each Other Series of Preferred Stock (or who by reason of one or more resignations, deaths or removals have succeeded any directors so elected) shall by reason of resignation, death or removal be less than two (2) but at least one (1), the vacancy in the directors elected by the holders of the Series A Preferred Stock and each other Series of Preferred Stock may be filled by the remaining director elected by such holders, and failing such election within thirty (30) days after such vacancy arises, or if there shall not be incumbent at least one (1) director elected by such holders, the Secretary of the Corporation may, and upon the written request of the holders of record of ten percent (10%) or more in number of shares of Series A Preferred Stock and each Other Series of Preferred Stock then outstanding addressed to him at the principal office of the Corporation shall, call a special meeting of the holders of Preferred Stock so entitled to vote, for an election to fill such vacancy or vacancies, to be held within sixty (60) days after such call and at the place and upon the notice provided by law and in the bylaws for the holding of meetings of shareholders; provided, however, that the Secretary shall not be required to call such special meeting in the case of any such request received less than ninety (90) days before the date fixed for any annual meeting of shareholders, and if in such case such special meeting is not called, the holders of Preferred Stock so entitled to vote shall be entitled to fill such vacancy or vacancies at such annual meeting. If any such special meeting required to be called as above provided shall not be called by the Secretary within thirty (30) days after receipt of any such request, then the holders of record of ten percent (10%) or more in number of shares of Series A Preferred Stock and each Other Series of Preferred Stock then outstanding may designate in writing one of their number to call such meeting, and the person so designated may, at the expense of the Corporation, call such meeting to be held at the place and upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation; no such special meeting and no adjournment thereof shall be held on a date later than sixty (60) days before the annual meeting of the shareholders or a special meeting held in place thereof next succeeding the time when the holders of Series A Preferred Stock and each Other Series of Preferred Stock become entitled to elect directors as above provided.
          (D) Nothing herein shall prevent the directors or shareholders from taking any action to increase the number of authorized shares of Series A Preferred Stock, of increasing the number of authorized shares of Preferred Stock of the same class as the Series A Preferred Stock or the number of authorized shares of Common Stock, or changing the par value of the Common Stock or Preferred Stock, or issuing options, warrants, or rights to any class of stock of this Corporation as authorized by the Certificate of Incorporation now, or as it may hereafter be amended.
          (E) Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote as set forth in the Certificate of Incorporation, as amended, or herein or by law) for taking any corporate action.

          Section 4. Certain Restrictions.
          (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:
     (i) declare or pay dividends on, make any other distributions on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;
     (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
     (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or
     (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
          (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
          Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock, without designation as to series, and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
          Section 6. Liquidation. Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (A) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received the higher of (i) $100 per share ($1.00 per one one-hundredth of a share), plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock; nor shall any distribution be made (B) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after the Distribution Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which a share of

Series A Preferred Stock was entitled immediately prior to such event under the proviso in clause (A) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
          Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, or otherwise changed, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Distribution Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
          Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable. Notwithstanding the foregoing, the Corporation may acquire shares of Series A Preferred Stock in any other manner permitted by law, the Certificate of Incorporation, as amended, of the Corporation or herein.
          Section 9. Sank. Unless otherwise provided in the Certificate of Incorporation, as amended, of the Corporation, as amended, or a Certificate of Designations relating to a subsequent series of preferred stock of the Corporation, the Series A Preferred Stock shall rank junior to all other series of the Corporation’s preferred stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up, and senior to the Common Stock of this Corporation.
          Section 10. Amendment. The Certificate of Incorporation of the Corporation, as amended, shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single series.
          Section 11. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share (in one one-hundredths (1/100) of a share and integral multiples thereof) which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.
          IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 1st day of March, 1991.

/s/ Lawrence R. Tollenaere
Lawrence R. Tollenaere,
Chairman and Chief Executive Officer

ATTEST:

/s/ Javier Solis Javier Solis,
Vice President,
Secretary and
Corporate Counsel

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